Exhibit 10.3
ICM, INC. AGREEMENT – EQUITY MATTERS

THIS AGREEMENT, is entered into as of the 17th day of June, 2010 (“Effective Date”), by and among ICM, Inc. a corporation organized and existing under the laws of Kansas  “ICM”), and Southwest Iowa Renewable Energy, LLC, a limited liability company organized and existing under the laws of Iowa (“SIRE” and together with ICM, the “Parties” and each individually a “Party”).

RECITALS
WHEREAS, ICM holds Series C Units in SIRE pursuant to the terms of that certain Third Amended and Restated Operating Agreement of Southwest Iowa Renewable Energy, LLC, dated July 17, 2009 (the “SIRE Operating Agreement”);

WHEREAS, SIRE, Commerce Bank, N.A. (“Commerce”), and ICM have acknowledged and agreed that upon maturity of that certain bridge loan from Commerce, which matured on June 15, 2010 (the “Bridge Loan”), ICM will pay to Commerce the sum of $8,773,299.75, to enable SIRE to pay in full all principal, accrued interest, and other fees and expenses under the Bridge Loan (such amount, the “Payoff Amount”);

WHEREAS, the credit support for the Bridge Loan is provided by Letter of Credit No. 08SBLC0345 issued by INTRUST Bank, N.A. in favor of Commerce for the account of ICM (the “ICM L/C”);

WHEREAS, upon payment of the Payoff Amount to Commerce by ICM, SIRE shall issue a Negotiable Subordinated Term Loan Note to ICM (the “ICM Term Note”) in an amount equal $9,969,816.08, which shall be equal to the Payoff Amount plus $1,196,516.33, an amount due to ICM as set forth in Section 4(d) of that certain Series C Unit Issuance Agreement, dated March 7, 2008, by and among ICM and SIRE, as amended by that certain First Amendment to Series C Unit Issuance Agreement, dated March 2, 2009, and as further amended by that certain Second Amendment to Series C Unit Issuance Agreement, dated August, 2009 (collectively, the “Series C Unit Issuance Agreement”); and

WHEREAS, in connection with the ICM Term Note, ICM has requested that it retain a preemptive right to purchase new equity in SIRE as currently provided in the Series C Unit Issuance Agreement, in the form of the same preemptive rights as certain other Unit Holders as set forth in Sections 9.11 and 9.12 of the SIRE Operating Agreement, and SIRE and ICM desire to set forth certain rights of ICM as a Series C Unit Holder of SIRE, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and other consideration hereinafter set forth, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.           Definitions.  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given such terms in the SIRE Operating Agreement.

2.           Proceeds from Offerings.  During such time as ICM, or any affiliate of ICM owns Series C Units of SIRE, or holds any right to acquire Series C Units pursuant to the terms of the ICM Term Note, SIRE shall not sell or otherwise issue any membership interests or other equity interests in SIRE or issue any debt securities of SIRE without (a) giving ICM (or its affiliate, as applicable) at least thirty (30) days prior written notice thereof (“Offer Notice”), and (b) obtaining the consent and approval of SIRE’s Directors and Members (in each case to the extent required the SIRE Operating Agreement, as such may be amended, supplemented or restated hereafter) to, and SIRE committing in writing in favor of ICM (or its affiliate, as applicable) to, apply twenty-four percent (24%) of the proceeds received by SIRE from each such sale or issuance of such membership interests or other equity interests or debt securities to repurchase Series C Units from ICM (or any applicable affiliate) at a price no less than $3,000 per Series C Unit.  SIRE acknowledges that its obligation to repurchase Series C Units pursuant to this section applies to all Series C Units held by ICM, or an affiliate of ICM, as of the date of the Offer Notice and any Series C Units which may be acquired by ICM or its affiliates after the date of the Offer Notice upon exercise of the rights granted under the ICM Term Note; provided, however, SIRE’s obligation shall only apply to the Series C Units received through conversion of all or any portion of the outstanding principal balance of the ICM Term Note.
3.           Preemptive Rights of Series C Unit Holders

(a)           Each Member holding Series C Units shall have the right to purchase such Member’s Pro Rata Share of any New Securities that SIRE may from time to time issue after the Effective Date.  Such Member’s “Pro Rata Share” for purposes of this right is the ratio of (i) the number of Series C Units held by the Member to (ii) the total number of Units of SIRE then outstanding.

     (b)           If SIRE proposes to undertake an issuance of New Securities, it shall give to each Holder of Series C Units written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which SIRE proposes to issue such New Securities.  Each Holder of Series C Units shall have ten (10) business days from the date of actual receipt of any such Notice to agree in writing to purchase up to such Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice of SIRE and stating therein the quantity of New Securities to be purchased (not to exceed such Holder’s Pro Rata Share).  Such Units may be issued as Series C Units or Series A Units.  If any Holder of Series C Units fails to so agree in writing within such ten (10) day period to purchase such Holder’s full Pro Rata Share of an offering of New Securities, then such Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that such Holder did not so agree to purchase.  The foregoing shall not preclude ICM from purchasing more than its Pro Rata Share of the New Securities to the extent offered by SIRE.

4.           Termination of Series C Unit Issuance Agreement.  Upon acceptance of the ICM Term Note by ICM, the Series C Unit Issuance Agreement shall be deemed terminated without any further action of the part of ICM or SIRE and neither party shall have any further rights or obligations thereunder.

5.           Miscellaneous

(a)           Amendment; Entire Agreement; No Third Party Beneficiaries.  No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both the Parties.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder.

(b)           Successors and Assigns.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed, except that ICM may assign this Agreement to an Affiliate who owns Series C Units without the other Party’s prior written consent.  Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Section 6.1(f) of the SIRE Operating Agreement provides that Series C Units transferred from the original Holders and their Affiliates shall be automatically converted into and re-issued as Series A Units upon transfer.  For the avoidance of doubt, if such transfer shall occur and ICM shall no longer own any Series C Units, all rights and responsibilities under this Agreement shall terminate.

(c)           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

(d)           Injunctive Relief.  In addition to its right to damages and any other right it may have, each Party hereto shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach of or otherwise to specifically enforce this Agreement, it being agreed that money damages alone would be inadequate to compensate such Party and would be an inadequate remedy for such breach.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and the Parties hereto may execute this Agreement by signing any such counterpart.

(f)           Publicity.  No Party shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of this Agreement, except as and to the extent such Party determines that such action is advisable or required by law, in which case the other Party shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Southwest Iowa Renewable Energy, LLC

By:	/s/ Brian T. Cahill
Name: Brian T. Cahill
Title: President

ICM, Inc.

By:	/s/ Brian Burris
Name: Brian Burris
Title: Secretary & General Counsel